ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of June 27, 2013, among Brookfield DTLA Inc. (“DTLA Inc.”), a Delaware corporation and a direct wholly-owned subsidiary of Brookfield Office Properties Inc., an Ontario corporation (“BPO”), DTLA Fund Holding Co. (“Maryland Purchaser”), a Maryland corporation and a direct wholly-owned subsidiary of Brookfield DTLA Holdings LLC (“Brookfield DTLA”), and, for the purposes of Section 3 only, BPO.

 R E C I T A L S

A. Pursuant to that certain Agreement and Plan of Merger, dated as of April 24, 2013 (as amended by that certain Waiver and First Amendment to Agreement and Plan of Merger, dated as of May 19, 2013), by and among Brookfield DTLA, certain affiliates thereof, MPG Office Trust, Inc., a Maryland corporation (“MPG”), and MPG Office, L.P., a Maryland limited partnership, DTLA Inc. commenced a tender offer to purchase all of the outstanding shares of 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Shares”), of MPG at a price of $25.00 per share, net to the seller in cash, without interest thereon and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in an Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”); and

B. DTLA Inc. desires to assign, and Maryland Purchaser desires to assume, all of DTLA Inc.’s rights and obligations with respect to the Offer.

Now, therefore, in consideration of the promises and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment. DTLA Inc. hereby transfers and assigns to Maryland Purchaser, effective as of the date hereof, (a) all of DTLA Inc.’s rights and obligations with respect to the Offer (the “Offer Assignment”) and (b) all of DTLA Inc.’s rights and obligations with respect to that certain Depositary Agreement, dated as of May 9, 2013 (as amended from time to time, the “Depositary Agreement”), by and between American Stock Transfer & Trust Company, LLC and BPO (the “Depositary Assignment”).

2. Assumption. Maryland Purchaser hereby accepts the Offer Assignment, effective as of the date hereof, and, upon the effectiveness of the Offer Assignment, accepts and assumes all of DTLA Inc.’s rights and obligations under (a) the Offer and (b) the Depositary Agreement; provided, however, that the Offer Assignment shall not relieve DTLA Inc. of any of its obligations (a) to the holders of Shares who have tendered their Shares in the Offer as of the date hereof, if any, and (b) under the Depositary Assignment.

3. Guarantee Acknowledgment. Reference is made to that certain Guarantee, dated as of April 24, 2013, by and between BPO and MPG (the “Guarantee”). BPO acknowledges and agrees that (i) upon the effectiveness of the Offer Assignment, Maryland Purchaser shall become a Parent Party for all purposes under the Guarantee and (ii) MPG is an express third-party beneficiary of this Section 3.

4. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be interpreted, enforced in accordance with, and governed by, the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction, without regard to the conflicts of law principles thereof.

5. Amendment, Waiver, etc. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding on the parties hereto unless the same shall be in writing and duly executed by such parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the parties entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

6. No Third Party Beneficiaries. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Except as provided in Section 3, nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement.

7. Further Assurances. On and after the date hereof, DTLA Inc. and Maryland Purchaser shall take all reasonable action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or consummate any of the transactions contemplated by this Agreement.

8. Headings. Section headings contained herein are for convenience of reference only and shall in no way affect the meaning or interpretation of the terms and provisions hereof.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BROOKFIELD DTLA INC.

By:	/s/ G. Mark Brown
Name: G. Mark Brown
Title: Global Chief Investment Officer

DTLA FUND HOLDING CO.

By:	/s/ G. Mark Brown
Name: G. Mark Brown
Title: Global Chief Investment Officer

For the purposes of Section 3 only:
BROOKFIELD OFFICE PROPERTIES INC.

By:	/s/ G. Mark Brown
Name: G. Mark Brown
Title: Global Chief Investment Officer

[Signature Page to Assignment and Assumption Agreement – Tender Offer]